SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 20, 2007

Commission File Number	Registrant, State of Incorporation, Address and Telephone Number	I.R.S. Employer Identification Number

001-32206	GREAT PLAINS ENERGY INCORPORATED	43-1916803
(A Missouri Corporation)
1201 Walnut Street
Kansas City, Missouri 64106
(816) 556-2200

NOT APPLICABLE
(Former name or former address, if changed since last report)

000-51873	KANSAS CITY POWER & LIGHT COMPANY	44-0308720
(A Missouri Corporation)
1201 Walnut Street
Kansas City, Missouri 64106
(816) 556-2200

NOT APPLICABLE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
(17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Great Plains Energy Incorporated (Great Plains Energy) and Kansas City Power & Light Company (KCP&L) (the Registrants) are separately filing this combined Current Report on Form 8-K (Report).  Information contained herein relating to an individual Registrant is filed by such registrant on its own behalf.  Each Registrant makes representations only as to information relating to itself.

Item 8.01	Other Events

On March 1, 2007, KCP&L filed a rate increase request with the Kansas Corporation Commission (KCC), requesting an additional approximate $47 million in annual revenues, with approximately $13 million of that amount treated for accounting purposes as an increase to KCP&L’s depreciation reserve.  KCP&L reached a negotiated settlement of its request with certain parties to the rate proceedings, and on September 12, 2007, filed with the Kansas Corporation Commission (KCC) a Joint Stipulation and Agreement (Agreement) containing the settlement.  The filing of the Agreement was reported in the Current Report on Form 8-K filed by the Registrants on September 13, 2007, and the Agreement was filed as Exhibit 10.2.1 to the Registrants’ Quarterly Report on Form 10-Q for the period ended September 30, 2007.

On November 20, 2007, the KCC issued its order (Order) approving the Agreement in its entirety, including the stipulated $28 million increase in annual base revenues effective January 1, 2008, with $11 million of that amount treated for accounting purposes as an increase to KCP&L’s depreciation reserve, and the stipulated Energy Cost Adjustment Clause (ECA) tariff which provides for recovery of KCP&L’s Kansas jurisdictional fuel and purchased power expense offset by off-system sales margins.  The actual revenue increase to be realized by KCP&L may be more or less than the base revenue increase, due to the recovery of actual fuel expense (offset by off-system sales margins) through the ECA.  The preceding discussion is not complete and is qualified in its entirety by reference to the Agreement.  Any party to the proceedings may file a petition for reconsideration of the order.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREAT PLAINS ENERGY INCORPORATED

/s/ Terry Bassham
Terry Bassham
Executive Vice President- Finance & Strategic Development and Chief Financial Officer

KANSAS CITY POWER & LIGHT COMPANY

/s/ Terry Bassham
Terry Bassham
Chief Financial Officer

Date: November 26, 2007